Exhibit 99.2

evergreensolar
Think Beyond.

Investor Presentation

June 2011

This presentation and any discussion by Management in connection with the presentation include statements regarding expectations, beliefs, strategies, goals, outlook and other non- historical matters. Any such statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward- looking statements include but are not limited to statements about the Company's expectations, beliefs, strategies, goals, outlook and other non-historical matters. Such statements will include details regarding the Company’s wafer furnaces, the ramp of our factory in China, progress on our wide wafer development plans, expected manufacturing costs and expectations regarding product demand and pricing and the Company’s cash requirements or any projections of future financial performance based on having capacity and sales of about 4.35 GW in China in 2015. Certain risks and uncertainties will cause our actual results to differ from what we expect. These uncertainties arise from the inherent difficulties in predicting the benefits of new technologies, the often volatile market for solar grade silicon, and the difficulty in forecasting customer demand, and our need to restructure our balance sheet and raise additional financing to pursue our business plan. We refer you to our SEC filings for more information regarding forward-looking statements and risks associated with those statements and the Company’s business. Forward-looking statements speak only as of the date they are made.

Evergreen Solar Confidential	1

($ in thousands)	2011	2012	2013	2014	2015

Revenue	$113,286	$43,038	$175,000	$780,650	$1,740,000

EBITDA	(91,091)	(38,785)	29,053	277,007	711,396

Capital Expenditures	(11,551)	(136,000)	(560,350)	(805,200)	(14,000)

New Money	40,000	23,625	220,000	175,000	—

New China Debt	—	91,120	346,233	527,467	—

Debt Repayment	—	—	—	(33,000)	(20,000)

Projected financial performance assumes the Company successfully reaches 4.35 GW of capacity and sales in China by 2015, with 2/3 of the cost financed by external debt and 1/3 funded by the Company

Evergreen Solar Confidential	DRAFT	2

Estimated major cash sources and uses June – December 2011 and 2012

	Jun-Dec 2011	2012

Opening Cash	41,822	77,678

Manufacturing & Operating Expenses:
Gross margin	(18,191)	(1,726)
R&D	(12,600)	(21,996)
SG&A	(13,359)	(22,786)
Midland startup	(1,400)	(2,400)
Depreciation/amort/warranty/OID	8,133	16,009

Net cash used in operating activities	(37,417)	(32,899)

New Severance payments	(1,159)	(373)
One-time charges relating to Devens	(13,063)	—
China startup (wafer factories)	—	(7,600)

Capex for wide wafer development	(6,528)	—
Capex for expansion	—	(136,000)
Cash flow provided by working capital	19,225	23,738
Cash Interest Payments	—	(3,224)

Sale of LBIE claim & Devens assets	40,000	—
U.S. Financing	40,000	23,625
China debt financing	—	91,120

Restructuring Costs & Other	(5,202)	274

Ending Cash	77,678	36,338

Evergreen Solar Confidential	DRAFT	3